EXHIBIT 24





KPMG LLP




                          Consent of Independent Auditors



The Board of Directors
Vicon Industries, Inc.




We consent to incorporation by reference in the Registration Statements (No. 33-7892, 33-34349, 33-90038 and 333-30097) on Form S-8 and No. 333-46841 on Form
S-2 of Vicon Industries, Inc. of our report dated November 22, 2000 relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 annual report on Form 10-K of Vicon Industries, Inc.





                                                          KPMG LLP




Melville, New York
December 27, 2000